EXHIBIT 15

June 7, 2005

To the Board of Directors and Shareholders

of Limited Brands, Inc.

We are aware of the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-3 that was filed on June 6, 2005)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407);

of Limited Brands, Inc. and its subsidiaries of our report dated May 16, 2005 relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the thirteen weeks ended April 30, 2005.

/s/ Ernst & Young LLP

Columbus, Ohio